SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report: (Date of earliest event reported)              November 26, 1996


                                Pure World, Inc.
             (Exact name of registrant as specified in its charter)



       Delaware                    0-10566                   95-3419191
   (State of other               (Commission               (I.R.S. Employer
    jurisdiction of               File Number)              Indentification No.)



           376 Main Street, P.O. Box 74, Bedminster, New Jersey 07921
              (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (908) 234-9220

Item 5. OTHER EVENTS
--------------------

     On November 26, 1996, Pure World, Inc. ("Pure World") announced that it and American Industrial Properties REIT, a Texas real estate investment trust (the "Trust") had entered into a settlement agreement resolving all disputes, including litigation, that had arisen between them as a result of Pure World's efforts to influence the management of the Trust. The settlement is subject to certain conditions including court approval at a hearing set for December 19, 1996.

     The settlement agreement provides that the Trust pay $825,000 to Pure World to reimburse it for costs incurred in connection with the disputes and as consideration for releases and a standstill agreement. Subject to approval of the settlement, Pure World has also agreed to sell its Trust shares to an affiliate of a Fortune 200 company at a price per share of $2.75 or an aggregate of approximately $2,494,250. The payment in the settlement and the proceeds of the stock sale will result in a net gain to Pure World of approximately $1,200,000 in the fourth quarter ending December 31, 1996. The Trust, for its part, has agreed to make numerous changes to its Bylaws designed to remedy the corporate governance problems which Pure World pointed to in the disputes.

     The disputes commenced almost three years ago when Pure World opposed the Trust's attempt to reincorporate in Maryland, an action which Pure World contended would entrench management and give the Trust Managers a blank check to recapitalize the Trust. After the Trust's move was rejected by shareholders, Pure World twice sought to elect its nominees as Trust Managers and although its nominees did not obtain the requisite 2/3 vote required to elect non-incumbents in either election, at the 1995 Annual Meeting, its nominees did receive a plurality of the votes cast. After the 1995 election, the Trust sued Pure World and its Chairman in the United States District Court in Dallas asserting, among other things, that Pure World owned, either alone or as part of an alleged group, in excess of 9.8% of the Trust's outstanding shares in violation of a Trust Bylaw provision which purported to limit stock ownership to that level. In September, the Court granted Pure World's motion for partial summary judgment, holding that the Trust's Bylaw limiting share ownership to 9.8% was invalid under Texas law. The Trust Managers then adopted another Bylaw limiting ownership to 9.8%. Upon application of Pure World, the Court on November 12, 1996, entered a preliminary injunction enjoining the Trust from enforcing either Bylaw limiting share ownership and enjoining the Trust Managers from adopting similar provisions in the future. As part of the settlement, the parties have requested that the court lift the injunction and the Trust has agreed to submit the issue of imposing limitations on share ownership to shareholders.

     Pure World stated that it has always vigorously denied the charges by the Trust, maintaining that the lawsuit was groundless and only an attempt to silence a dissident shareholder. Pure World filed its own lawsuit against the Trust and its Trust Managers accusing them of illegally entrenching themselves and wasting the Trust's assets. Subsequently a second lawsuit was filed against the Trust and its Trust Managers on similar grounds by a shareholder unrelated to Pure World. If the settlement is approved by the Court all the litigation will be dismissed.

     Pure World stated that although it was confident that it would prevail in the litigation, it determined that continued expenditure of its assets was unwarranted since most of its objectives in the litigation will be realized in the settlement. The Trust needs to recapitalize, Pure World declared, and hopefully the Fortune 200 company will bring the leadership needed to facilitate this effort. Paul Koether, chairman of Pure World, said: "Pure World will benefit not only from the financial terms of the settlement but also because the settlement finally breaks any ties Pure World has with its prior real estate business and enables management to devote all the company's resources and attention to its botanical extract business." Pure World owns 83% of Madis Botanicals, Inc., believed to be the largest manufacturer in the United States of botanical extracts for the flavor, cosmetic and nutraceutical industries. Pure World has 7,644,378 shares outstanding.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    December 2, 1996


                                                PURE WORLD, INC.




                                                    /s/ John W. Galuchie, Jr.
                                                    ----------------------------
                                                By: John W. Galuchie, Jr.
                                                    Executive Vice President